PURCHASE/SALE AGREEMENT

FOR THE

Termination of The

Net Revenue Sharing Agreement

THIS PURCHASE/SALE AGREEMENT for the Termination of The Net Revenue Sharing Agreement (hereinafter referred to as "this Agreement" or "the Agreement"), is made and entered into as of April 1st, 2004 (hereinafter referred to as "the Effective Date")

BETWEEN:

ACTION POKER GAMING INC., with registered offices at No.6 Temple Street, P.O, Box 2372, St John's, Antigua and Barbuda (hereinafter referred to as "Action")

OF THE FIRST PART

AND:

ATLANTIS CASINO ON LINE CURACAO N.V.  with registered offices at C/O Covenant Managers, Hoogstraat 30, Curacao , Netherland Antilles (hereinafter referred to as "Atlantis")

OF THE SECOND PART

WHEREAS,

A.

On June 4th, 2003 Action and Atlantis entered into a Net Revenue Sharing Agreement whereby Atlantis purchased from Action a 35% (thirty-five percent) interest of Action's share of Net Revenues (hereinafter referred to as the "Net Revenue Sharing Agreement") as exhibited and more particularly described in Exhibit "A" to this Agreement.

B.

Action is desirous to buy-back from Atlantis the 35% (thirty-five percent) interest of Action's share of Net Revenues that was purchased by Atlantis from Action pursuant to the Net Revenue Sharing Agreement, and Action is desirous to terminate the Net Revenue Sharing Agreement.

And,

C.

Atlantis is desirous to sell-back to Action the 35% (thirty-five percent) interest of Action's share of Net Revenues that was purchased by Atlantis from Action pursuant to the Net Revenue Sharing Agreement, and Atlantis is desirous to terminate the Net Revenue Sharing Agreement.

NOW THEREFORE, in consideration of these premises and mutual covenants herein set forth, the parties hereto agree as follows:-

1.

To  induce Action to enter into this Agreement,  Atlantis represents and warrants that:

(a)

It is duly incorporated, organized and validly existing under the laws of the Netherlands Antilles.

(b)

It has good and sufficient capacity, power, authority and right to enter into, execute and deliver this Agreement, to complete the transactions contemplated hereby and to duly observe and perform the covenants and obligations contained herein.

And,

(c)

All necessary corporate action has been taken by Atlantis to authorize and approve the execution and delivery of this Agreement, the completion of the transactions contemplated hereby and to duly observe and perform the covenants and obligations herein.

2.

To induce Atlantis to enter into this Agreement, Action represents and warrants that:

(a)

It is duly incorporated, organized and validly existing under the laws of Antigua and Barbuda.

(b)

It has good and sufficient capacity, power, authority and right to enter into, execute and deliver this Agreement, to complete the transactions contemplated hereby and to duly observe and perform the covenants and obligations contained herein.

And,

(c)

All necessary corporate action has been taken by Action to authorize and approve the execution and delivery of this Agreement, the completion of the transactions contemplated hereby and to duly observe and perform the covenants and obligations contained herein.

3.

The purchase price for the Acquisition by Action from Atlantis of the 35% (thirty-five percent) interest of Action's share of Net Revenues, and the consideration for the termination of the Net Revenue Sharing Agreement shall be the sum of U.S. $1,000,000 (one million United States Dollars) [hereinafter referred to as the "Purchase and Termination Price"] .   T he Purchase and Termination Price shall be payable by Action to Atlantis as follows : -

a)

within 5 ( five ) Canadian business days from the Effective Date, Action shall cause to effect a bank wire transfer to the bank account of Atlantis for the amount of U.S $300,000 (three hundred thousand United States Dollars) [hereinafter referred to as the "First Payment"].

b)

Action shall cause to effect , on a once a month basis , b ank wire transfers to the bank account of Atlantis for the sum of U.S. $ 30, 000 ( thirty thousand United States Dollars) for a period of 1 2 ( twelve ) months (hereinafter referred to as the " Monthly P ayments ") .   T he Monthly P ayments shall commence on May 1st , 2004 and shall end on April 1st , 2005 as more particularly described in Exhibit "B" to this Agreement.   T he parties hereto agree that should any Monthl y P ayments be due on a Canadian non-business day, then such Month ly P ayment s shall be due and payable on the next Canadian business day.  The total sum of the Month ly P ayments shall be U.S. $36 0 ,000 (three hundred and sixty-thousand United States Dollars) [hereinafter collectively referred to as the "Second Payment"].

c)

On May 1st , 2005, Action shall cause to effect a bank wire transfer to the bank account of Atlantis for the sum of U.S. $3 40 ,000 (three hundred and forty thousand United States Dollars) [hereinafter referred to as the "Third Payment"].  The parties hereto agree that should the Third Payment be due on a Canadian non-business day, then the Third Payment shall be due and payable on the next Canadian business day.

4.

Pursuant to the Net Revenue Sharing Agreement, Action has paid to Atlantis the sum of U.S. $40,200 as of January 31, 2004.  For the period commencing from June 1, 2003 and up to and including March 31, 2004, Action owes Atlantis the sum of U.S. $25,000 pursuant to the Net Revenue Sharing Agreement (hereinafter referred to as the "Final Outstanding Amount Pursuant to the Net Revenue Sharing Agreement").  Within 5 (five) Canadian business days from the Effective Date, Action shall cause to effect a bank wire transfer to the bank account of Atlantis for the amount of U.S. $ 25,000 which shall represent payment of the Final Outstanding Amount Pursuant to the Net Revenue Sharing Agreement.

5.

Atlantis has advanced Action the sum of U.S. $40,000 which amount was used by Action to purchase servers (hereinafter referred to as the "Advance for Servers").  The Advance for Servers shall be re-paid by Action to Atlantis on the basis of 12 (twelve) equal monthly payments of U.S. $3,333.33, with the first payment commencing on May 1, 2004 and the last payment ending on April 1, 2005 (hereinafter collectively referred to as the "Monthly Re-Payment by Action of the Advance for Servers").  The parties hereto agree that should any Monthly Re-Payment by Action of the Advance for Servers be due on a Canadian non-business day, then such payment shall be due and payable on the next Canadian business day.

6.

In the event that within 5 (five) Canadian business days from the Effective Date, Action has not caused to effect a bank wire transfer to the bank account of Atlantis pursuant to the aforementioned paragraph 3(a) and paragraph 4 of this Agreement, then the parties hereby agree that this Agreement shall be deemed to be terminated and of no further force or effect.

7.

Atlantis shall provide its written bank wiring instructions to Action 5 (five) Canadian business days prior to each and every payment that shall be due and payable to Atlantis pursuant to this Agreement.

8.

The parties hereto agree that by entering into this Agreement, the Net Revenue Sharing Agreement is hereby suspended as provided for herein (hereinafter referred to as the "Suspension of the Net Revenue Sharing Agreement").

9.

During the Suspension of the Net Revenue Sharing Agreement, Atlantis shall not be entitled to and shall not receive any payments whatsoever from Action pursuant to the Net Revenue Sharing Agreement.

10.

The parties hereto agree that there shall be no interest payable on the Purchase and Termination Price , the Final Outstanding Amount Pursuant to the Net Revenue Sharing Agreement, and the Monthly Re-Payment by Action of the Advance for Servers.

11.

At all times Action shall have the right to wholly or partially pre-pay in advance the Second Payment and /or the Third Payment and/or the Monthly Re-Payment by Action of the Advance for Servers (hereinafter referred to as the "Pre-Payment by Action") ..  There shall n either be any penalty n or any bonus payable to Atlantis in the event of any Pre-Payment by Action.

12.

Should Action be in default of a payment (hereinafter referred to as the "Default by Action") , then Atlantis shall:

a)

provide a written notice to Action (the "Written Notice") by Atlantis stating that Action is in default of a particular payment (the "First Specific Default") and Atlantis shall grant Action 60 ( sixty ) Canadian business days to cure the First Specific D efault (hereinafter referred to as the "Grace Period") ..  Atlantis shall be obligated to give the Written Notice only once and only upon the occurrence of the First Specific Default.

b)

Should Action cure the First Specific D efault by the expiry of the Grace Period, (hereinafter referred to as the "Rectification During the Grace Period") then Action shall have the right to continue making the remaining p ayments until all the payments pursuant to the aforementioned paragraphs 3 and 5 of this Agreement are completed .

c)

In the event that Action shall not cure the First Specific D efault by the expiry of the Grace Period, (hereinafter referred to as the "Non-Rectification During the Grace Period") then all outstanding amounts from the aforementioned paragraphs 3 and 5 of this Agreement, after deducting those payments which have already been effected by Action to Atlantis, shall forthwith become due and immediately payable to Atlantis .  For greater certainty, all payments made by Action to Atlantis prior to the First Specific Default shall be deemed to be in favour of and to the credit of Action.

d)

In the event of the occurrence of the Non-Rectification During the Grace Period, or in the event of the occurrence of any Default by Action subsequent to the First Specific Default then, at the sole option of Atlantis, Atlantis may elect by giving 5 (five) Canadian business days written notice to Action to either activate the Net Revenue Sharing Agreement as of the date of the Default by Action (hereinafter referred to as the "Re-Activation of the Net Revenue Sharing Agreement") or provide a written demand letter to Action granting Action 30 (thirty) Canadian business days for the payment of all outstanding amounts that have not been paid by Action pursuant to this Agreement (hereinafter referred to as the "Written Demand Letter") or pursue legal recourse against Action for the recovery of the outstanding amounts that have not been paid by Action pursuant to this Agreement (hereinafter referred to as the "Pursuit of Legal Recourse by Atlantis").  For greater certainty, all payments made by Action to Atlantis prior to any Default by Action shall be deemed to be in favour of and to the credit of Action.

e)

In the event of the Occurrence of the Re-Activation of the Net Revenue Sharing Agreement, the parties hereto agree that all outstanding payments not yet effected by Action pursuant to the aforementioned paragraph 3(b) and (c) of this Agreement shall be deemed to be forever forgiven as liquidated damages and Atlantis shall not be entitled to and shall not receive any future payments from Action pursuant to this Agreement except for outstanding payments not yet effected by Action pursuant to the aforementioned paragraph 5 of this Agreement.

f)

In the event of the Pursuit of Legal Recourse by Atlantis, Atlantis shall forever forfeit all its rights, benefits and interest in the Net Revenue Sharing Agreement and Atlantis shall not be entitled to and shall not receive any future payments whatsoever from Action pursuant to the Net Revenue Sharing Agreement.

g)

In the event of the occurrence of the Written Demand Letter, should Action not cause to effect, within 30 (thirty) Canadian business days, payment to Atlantis of all the outstanding amounts that have not been paid by Action pursuant to this Agreement, then at the sole option of Atlantis, Atlantis may elect by giving 5 (five) Canadian business days written notice to Action to either activate the Net Revenue Sharing Agreement (the "Re-Activation of the Net Revenue Sharing Agreement") or pursue legal recourse against Action for the recovery of the outstanding amounts that have not been paid by Action to Atlantis pursuant to this Agreement (the "Pursuit of Legal Recourse by Atlantis").

13.

Upon Action completing all the Payments as aforementioned in paragraphs 3(a), (b) and (c), 4, and 5 of this Agreement, the Net Revenue Sharing Agreement shall forthwith terminate and shall be o f no further force or effect, and Atlantis shall have no further interest in or right to Action's share of N et R evenues and Action shall have no further obligation whatsoever to Atlantis (hereinafter referred to as the "Termination of the Net Revenue Sharing Agreement") ..

14.

If Action is prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lockouts, power shortage s , internet failures, snowstorms, software failures, hackings, terrorism, civil commotions, floods, fires, wars, acts of God, governmental laws and regulations restricting or prohibiting normal operations or any other reason or reasons beyond the control of Action (hereinafter referred to as "Force Majeure"), the time limited for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay ..  Action, insofar as is possible, shall promptly give written notice to Atlantis of the particulars of the reasons for any prevention or delay under this Section and shall take all reasonable steps to remove the cause of such prevention or delay as soon as reasonably practicable, and shall give notice to Atlantis as soon as such cause ceases to subsist.

15.

The parties hereto agree that Action is the sole owner and beneficiary of the online gaming site by the name of www.atlantisworldpoker.com and that Action has the unfettered and infinite right to use and operate www.atlantisworldpoker.com .

16.

This Agreement shall be construed and governed by the Laws of Antigua and Barbuda .  Any claims, actions or litigations arising out of this Agreement must first be submitted to arbitration, and if such arbitration is unsuccessful, Atlantis and Action consent and agree to the sole and exclusive jurisdiction of the Courts of Antigua and Barbuda to entertain any actions or other legal proceedings based on any provisions of this Agreement ..

17.

This Agreement and the rights hereunder may not be assigned or transferred either in whole or in any part by Atlantis without the prior written approval of Action ..

18.

All notices, communications and other documents required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by prepaid registered mail or facsimile transmission (with confirmed receipt) to the recipients as follows:

To Action:   ACTION POKER GAMING INC.

No. 6 Temple Street

P.O. Box 2372

St John's, Antigua and Barbuda

Telefax: (268) 460-6183

To Atlantis:

ATLANTIS CASINO ONLINE CURACAO N.V.

c/o Covenant Managers

Hoogstraat 30

Curacao , Netherland Antilles

Telefax: 5995-4-54600

and shall be deemed to be validly given and received (i) if personally delivered or sent by facsimile transmission (with confirmed receipt), on the date of delivery or transmission if delivered or transmitted during normal business hours and on the next business day following the date of delivery of transmission if delivered or transmitted after normal business hours; and (ii) if sent by prepaid registered mail, on the date which is ten (10) business days after the date of mailing excluding all days in which postal service is disrupted.  Either party may from time to time change its address by notice to the other in accordance with this Section.

19.

This Agreement contains all the terms and conditions agreed upon by the parties hereto and super s edes all prior agreements, negotiations , assumptions and undertakings whether written or oral between the parties hereto concerning the subject matter hereof.  This Agreement may n either be changed nor modified nor reduced nor may any provision hereof be waived, except in writing and signed by duly authorized representatives of both parties hereto.

20.

Atlantis undertakes and warrants that Atlantis shall not directly or indirectly solicit, interfere with, induce, encourage or endeavour to entice away from Action and/or Action ' s Canadian Parent Company any customers or any person, licensee, business partner, firm or corporation in the habit of dealing with Action and/or with Action's Canadian Parent Company or interfere with or entice away any director, officer, or employee of Action and/or Action's Canadian Parent Company ..

21.

Each party hereto agrees to execute and deliver, or cause to be executed and delivered, such further instruments and assurances, and to do such further acts and things, as may be necessary or desirable to give effect to this Agreement.

22.

During the currency of the Agreement, the parties hereto shall not pledge, mortgage, charge or otherwise encumber their rights and obligations under this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

23.

This Agreement shall enure to the benefit of and be binding on the parties and their respective executors, heirs, administrators, successors and permitted assigns.

24.

The parties hereto agree to maintain the highest level of confidentiality with respect to this Agreement.

25.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

26.

Time shall be of the essence hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 1st day of April , 2004 ..

COMPANY:

ACTION POKER GAMING INC.

NAME:

Armen Martirosyan

TITLE:

Director

SIGNATURE:_________________________________________________

COMPANY:

ATLANTIS CASINO ON LINE CURACAO N.V.

NAME:

Rudolf Baetsen

TITLE:

Chief Financial Officer

SIGNATURE:_________________________________________________

EXHIBIT"B"

Action's Monthly Payments to Atlantis shall be as follows:

Weekly Payment Number	Amount [US Dollars]	Payment Due Date
1	$ 30,000	May 1, 2004
2	$ 30,000	June 1, 2004
3	$ 30,000	July 1, 2004
4	$ 30,000	August 1, 2004
5	$ 30,000	September 1, 2004
6	$ 30,000	October 1, 2004
7	$ 30,000	November 1, 2004
8	$ 30,000	December 1, 2004
9	$ 30,000	January 1, 2005
10	$ 30,000	February 1, 2005
11	$ 30,000	March 1, 2005
12	$ 30,000	April 1, 2005